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                                                                   EXHIBIT 99.1


                               [BLAIR CORPORATION]

FOR IMMEDIATE RELEASE:
CONTACTS:
Blair Corporation                                            Carl Hymans
Thomas McKeever, SVP of Operations & Admin                   G.S. Schwartz & Co.
814-723-3600                                                 212-725-4500
                                                             carlh@schwartz.com


               BLAIR CORPORATION ANNOUNCES DATE OF ANNUAL MEETING

WARREN, Pa., (February 7, 2003) -- Blair Corporation (Amex: BL), (www.blair.com), a national catalog and multi-channel direct marketer of women's and men's apparel and home products, today announced that it will hold its annual meeting at 11:00 a.m. on Tuesday, April 15, 2003. The meeting will be held at the Library Theatre, 302 Third Avenue West, Warren, Pennsylvania. The Board of Directors has set the record date for stockholders entitled to vote at the meeting for February 21, 2003.

The Company also announced that Murray K. McComas will retire as Chairman of the Board as of the annual meeting. Mr. McComas, who began his career at Blair Corporation in 1962, has served on the Board for 26 years and will remain as a director of the Company. The Board of Directors intends to appoint Craig N. Johnson, a director of the Company since 1997 and formerly Managing Partner of Glenthorne Capital, Philadelphia, Pennsylvania, as the new Chairman of the Board. If elected, Mr. Johnson will assume the duties of Chairman immediately following the annual meeting.

Finally, the Company announced that four members of the Board of Directors will retire as of the annual meeting and will not stand for reelection. Those members are: David A. Blair, Robert W. Blair, Kent R. Sivillo, and Blair T. Smoulder. Robert Blair and Blair Smoulder have served on the Board of Directors for 41 and 17 years, respectively, and have previously retired from active management at the Company. Mr. Kent Sivillo will also retire as an employee after 30 years with the Company effective May 30, 2003. Mr. David Blair, who has served as a director for 15 years, will remain an employee of the Company following the annual meeting.

ABOUT BLAIR
Headquartered in Warren, Pennsylvania, Blair Corporation sells a broad range of women's and men's apparel and home products through direct mail marketing and its website at www.blair.com and www.crossingpointe.com. Blair Corporation employs over 2,700 people and operates facilities and retail outlets in Northwestern Pennsylvania as well as a catalog outlet in Wilmington, Delaware. The Company, which has annual sales of more than $580 million, is publicly traded on the American Stock Exchange (AMEX-BL).

This release contains statements relating to future results of the Company (including certain projections and business trends) that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to, changes in political and economic conditions, demand for and market acceptance of new and existing products, as well as other risks and uncertainties detailed in the most recent periodic filings of the Company with the Securities and Exchange Commission.